UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 20, 2014

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2014, effective as of January 1, 2014, Roberts Realty Investors, Inc. amended the terms of its reimbursement arrangement with Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction,” and together with Roberts Properties, the “Roberts Companies”) for the provision of consulting services. The amended reimbursement arrangement increases the hourly billing rate for each employee of the Roberts Companies providing consulting services to Roberts Realty. The new arrangement provides that the appropriate billing rate shall be calculated by multiplying an hourly cost for an employee (which is defined as the employee’s salary, plus benefits paid by the Roberts Companies, divided by 2,080 annual hours) by a factor of 2.25 for all employees (increased from a factor of 1.7), including Roberts Properties’ Chief Financial Officer (increased from a factor of 1.8). Roberts Realty believes that this reimbursement arrangement allows Roberts Realty to obtain services from experienced and knowledgeable personnel without having to bear the cost of employing them on a full-time basis. The reimbursement arrangement has not been amended since January 2011.

Each of the Roberts Companies is wholly owned by Charles S. Roberts, the Chief Executive Officer, President and Chairman of the Board of Directors of Roberts Realty. In compliance with the applicable listing rules of the NYSE MKT stock exchange, Roberts Realty’s audit committee, which is composed of three independent directors, approved the agreement outlined above in accordance with the committee’s charter. Additionally, in accordance with Roberts Realty’s Code of Business Conduct and Ethics, Roberts Realty’s board of directors approved the agreement, with Mr. Roberts abstaining from the vote. The reimbursement arrangement does not apply to Mr. Roberts, because he is an employee of and does not provide consulting services to Roberts Realty Investors, Inc.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Summary of Amended Reimbursement Arrangement Between Roberts Realty Investors, Inc. and Each of Roberts Properties, Inc. and Roberts Properties Construction, Inc. (effective January 1, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: January 24, 2014	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer